EXHIBIT 10.5(a)

Dated the 6th day of May 2014

PARTIES:

(1)           HCN UK MANAGEMENT SERVICES LIMITED of Lacon House, 84 Theobald’s Road, London WC1X 8RW (the “Company”).

(2)           JOHN GOODEY of 56 Pine Grove, Wimbledon, London, SW19 7HE, UK (“You”)

1.                   Title AND TRANSFER OF EMPLOYMENT

1.1             You will be employed by the Company as Senior Vice President – International.  For an initial period of time to be determined by the Company, you will report to Health Care REIT, Inc.’s (“HCN”) Management Committee.  At such time as the Company thinks fit, your primary reporting line will shift to an appropriate Executive Vice President or such other person as the Company nominates from time to time.  It is possible a secondary reporting line will be established in due course.

2.                   Job Duties

2.1             unless you are absent from work due to ill health, injury or at the Company's request:

(a)                     you agree to devote the whole of your working time, attention and abilities to your duties under this Agreement. The core duties of the role include the tasks set out in the job description appearing at Schedule 1 to this Agreement, but the Company reserves the right to change those duties to adapt to changing circumstances and priorities;

(b)                   you will  use your best endeavours to promote the interests of the Company and any Group Companies for whom you are working;

(c)                   you will notwithstanding your job title, and without payment of additional remuneration, perform such other duties in relation to the business of the Company or the Group as may from time to time be reasonably assigned to you by the Company.

3.                   Freedom to take up employment with the Company

You undertake that: (a) any notice period you are required to give or to serve with a previous employer has expired, (b) by entering into this Agreement or performing any of your duties for the Company, you will not be in breach of any other obligation binding on you, and (c) that you are not party to any agreements or arrangements that would conflict with your duties to the Company.

4.                   Period of Continuous Employment

Subject to clause 5 below your employment and your period of continuous employment for the purposes of the Employment Rights Act 1996 will commence on a date to be mutually agreed prior to 7 August 2014. No employment with a previous employer counts as part of your period of continuous employment with the Company.

5.                   pre-conditions

5.1             Your employment with the Company is conditional on (a) your producing at least three references which the Company considers satisfactory, (b) your producing such documentation as the Company may require from time to time to establish your right to work lawfully in the UK (c) the results of background checks, (including checks for previous, unspent criminal convictions), and drug and nicotine tests carried out on you by or on behalf of the Company, being satisfactory to the Company, and (d) your certifying in writing to the Company in such form as the Company may require, that you do not use tobacco products.

5.2             Should you fail to produce to the Company the required documentation to the Company’s satisfaction, or should the Company not consider the results of the background checks and drug and nicotine tests to be satisfactory, or should you fail to provide the certificate referenced in clause 5.1(d) above, then any offer of employment by the Company may be withdrawn and if already accepted, your employment shall not take effect. Alternatively, the Company may terminate your employment without notice, or with such minimum period of notice, (or payment of salary in lieu thereof) as may be required by law.

6.                   Outside interests

6.1                Outside normal working hours you will not be engaged, interested or concerned in any employment, consultancy, partnership, office or outside business interests (together “Outside Interests”) without the Company’s written consent. Consent will not be given inter alia in relation to any Outside Interest which in the Company’s view gives rise to a conflict of interest, or could interfere with the efficient performance of your duties. You may however hold passive personal investments of up to 3% of the issued shares, debentures or other securities of any publicly traded company, subject to compliance with HCN’s Insider Trading Policy.

7.                   TermINATION AND PROBATIONARY PERIOD

7.1             Subject to clauses 7.2 and 22 below, either party may terminate your employment by giving the other three months’ written notice.

7.2             The Company may in its absolute discretion choose to terminate your employment at any time and within three working days, make you a payment of basic salary in lieu of any unexpired period of notice, less income tax and employee national insurance contributions.

8.                   Place of Work

Your place of work shall be the Company’s London offices wherever situated. You may however be required to change your place of work, on a permanent or temporary basis, to any other office of the Company or any Group Company within a radius of 60 miles from Central London. You may be required to travel on the business of the Company anywhere in the world.

9.                   Salary

You will be paid a basic salary of £275,000 per annum, paid in 12 equal monthly installments, in arrears by bank transfer, on or about the last working day of the month, less income tax and employee national insurance contributions. Your salary is paid in respect of your duties both for the Company and any Group Company for whom you are required to work.

10.                Expenses

10.1          You will be reimbursed all out-of-pocket expenses reasonably and properly incurred by you on the business of the Company or any Group Company. Reimbursement is however conditional on your complying with the terms of any expenses, travel and/or anti-corruption policies issued by the Company from time to time, completing any expense report in such form as the Company may require from time to time and subject to your producing to the Company such evidence of actual payment of the expenses concerned as the Company reasonably requires. The Company reserves the right to require you to seek pre-approval of expenses over a certain amount before reimbursement will be made. Any credit card supplied to you by the Company shall be used solely for expenses incurred by you in the reasonable and proper performance of your duties and shall be returned to the Company on the termination date of this Agreement.

11.                Benefits

11.1          Private Medical Insurance: the Company shall pay you an allowance of up to £250 per month, less income tax and employee national insurance, towards the cost of your purchasing or continuing a private medical insurance policy. If your private medical insurance costs materially increase, or in the occurrence of a Life Event, such as marriage, birth, adoption, divorce or death, the Company will consider with you at the time whether an increase in this allowance is appropriate.

11.2          Pension:  the Company agrees to make a monthly employer pension contribution  equivalent to 3% of your basic monthly salary, direct to a private pension plan nominated by you. The Company will increase its monthly employer pension contribution to up to 5% of your basic salary, provided you agree to make matching employee pension contributions. The Company however reserves the right at any time, to cease any  such contributions and instead invite you to join its own pension plan, (should it decide to establish one), or any government scheme, offering the same level of employer pension contributions. Your participation in any future Company pension plan or any government scheme would be subject to the rules of the plan or scheme as amended from time to time. The Company has not opted to contract out of the State Earnings Related Pension Scheme and a Contracting Out Certificate is not in force in respect of your employment under this Agreement.

11.3          Bonus:  HCN operates a discretionary bonus plan, under which bonus may be awarded to you, if you and HCN achieve targets established by HCN on an annual basis, to HCN’s satisfaction. Any bonus awarded will be of such amount as HCN in its absolute discretion thinks fit. The bonus range for your position is (a) up to 50% of basic salary (lower range); (b) at 50% of basic salary (mid range); and (c) up to 75% of basic salary (top range), but subject always to the successful achievement of corporate and individual targets and subject to clause 22.3 below. (For the avoidance of doubt, the bonuses are not cumulative and if you are due a bonus it will be in one of the categories (a), (b) or (c) above). This bonus range equates to a bonus of up to £137,500 (lower range), at £137,500 (mid range) and up to £206,250 (top range).  The bonus year runs concurrently with the calendar year and if less than a full bonus year is worked, any bonus would be calculated on a pro-rata basis. Any bonus awarded would be paid in the course of February following the completion of the relevant bonus year, the date of payment being “the Bonus Payment Date.” The fact that you may receive a bonus in one year is no guarantee that you will be paid bonus in another year. Further, as bonus is also intended to incentivize employees to remain in the Company’s employment, any bonus is conditional upon your continuing to be employed by the Company and not serving out a period of notice to terminate your employment at the Bonus Payment Date.

11.4          You are immediately eligible to participate in the Health Care REIT, Inc., 2005 Long Term Incentive Plan, subject to the rules of the plan as amended from time to time. You will receive an initial grant of HCN common stock to a value of US$125,000, which will vest over four years, subject to the rules.  Future grants of HCN common stock are anticipated to be in the range of $275,681 (lower range) - $402,919 (mid range) - $625,584 (top range), subject to your individual performance as well as Company performance in the preceding calendar year and your continuing to be in the employment of the Company and not under notice of termination on the grant date.

12.                Hours of Work

Your normal working hours are between 8:00am and 5:00pm Monday to Friday. However the expectation is that you will frequently need to work longer hours and you agree to work such additional hours, without overtime or additional remuneration, as may be necessary for the proper and efficient performance of your duties. You further agree that the limit on average weekly working time set out in Regulation 4(1) of the Working Time Regulations 1998 will not apply to you, although you may withdraw your consent on giving the person to whom you report three months’ prior written notice.

13.                Holidays

13.1          The Company's holiday year runs from 1 January to 31 December. You are entitled to 26 days' paid holiday leave in each holiday year in addition to English public holidays. This holiday is calculated on a pro rata basis in the holiday year in which your employment starts or ends. Up to four days’ untaken holiday may be carried forward to a subsequent holiday year with the permission of the person to whom you report, but those days must be used by 31 March or they will be forfeited. The Company will not pay you in lieu of taking holiday other than on the termination of your employment.

13.2          All holiday must be taken at times agreed at least one month in advance with the person to whom you report, having regard to the business needs of the Company and the dates other employees will be away.

13.3          In your final year of employment, the Company may at its discretion (a) require you to take any outstanding holiday due to you during your notice period; or (b) pay you in lieu of some or all of such outstanding holiday up to the termination date; or (c) where you have taken more than your annual holiday entitlement, deduct from your final salary payment, and/or from any severance pay due to you, and/or in the event that this is insufficient, require you to repay to the Company, an amount representing salary paid during holiday taken in excess of your entitlement. Payment for each unused or excess day will be calculated as a fraction of 1/260th of your basic annual salary.

14.                Deductions from Wages

Without prejudice to any other rights open to the Company, you agree that the Company may deduct from any wages due to you, sums representing the value of any Company property lost by you; the cost of repairing any Company property damaged by you; the amount of any outstanding loans or advances made to you by the Company; any other sums owing from you to the Company; any overpayment of salary or expenses or payment made to you by mistake or through misrepresentation; and any other sums required to be deducted by law (such as income tax and employee national insurance). If you are unable to work due to accident or injury caused by a third party, the Company may deduct from your wages an amount equal to any sick pay paid to you by the Company during your absence, but the deduction will be capped at the amount of damages you recover from the third party in respect of the accident or injury concerned.

15.                data protection

You consent to the Company and HCN in the US holding and processing both personal data and sensitive personal data, (the latter includes your religious beliefs and information relating to your physical or mental health and any criminal convictions), for all purposes relating to your employment. In particular you agree that the Company and HCN in the US, can (i) hold and process personal and sensitive personal data to pay and review your remuneration and other benefits, provide and administer any such benefits, administer and maintain personnel records, (including sickness and other absence records), carry out performance reviews, give references to future employers, provide management of either company with information to be used for such matters as budgeting and other staff planning purposes and to carry out internal investigations and/or disciplinary proceedings; and (ii) provide your personal and sensitive personal data to HM Revenue & Customs, the Inland Revenue Service, (or other taxation authorities), the police, regulatory bodies, the Company's professional advisers, external payroll and benefit providers engaged by the Company or HCN and potential purchasers (and their advisers) of the Company or any business area in which you work, (wherever in the world any of the foregoing are located); and (iii) transfer personal and sensitive personal data concerning you to any Group Company established in a country outside the EEA and in particular you acknowledge that personal and sensitive personal data about you may be transferred on a regular basis from the UK to HCN.

16.                Sickness or injury

16.1          If you are absent from work due to sickness, injury or accident you should notify the person to whom you report before 8.00 am local time in the country where they are based, on the first working day of absence. You should always endeavour to speak to the person to whom you report, or email him/her and only resort to a text message in the last resort. Additionally, you should notify a UK based colleague of your absence due to illness, injury or accident.

16.2          If you are absent from work for 7 days or less, you should complete a self-certification form setting out the nature of your illness or incapacity on your return to work and email it to the person to whom you report. If your absence continues for more than 7 days you should on the eighth day of such absence email a doctor's certificate to the person to whom you report, with additional certificates being submitted to cover any extended period of sick leave.

16.3          Conditional upon your compliance with the above rules, for absences due to genuine ill-health or injury, the Company will pay you Company sick pay at your normal rate of salary, for up to seven working days in any rolling period of 12 months. Any additional Company sick pay will be entirely discretionary although statutory sick pay (“SSP”) will be paid in accordance with the then prevailing rules of the SSP scheme.  Company sick pay will be deemed to include any statutory sick pay (“SSP”) to which you are entitled.

16.4          The Company reserves the right to require you to undergo a medical examination or a drugs/alcohol test by the Company's doctor or, an independent medical practitioner and you agree that the doctor or independent medical practitioner may disclose to the Company the results of the examination/test and discuss with the Company and its professional advisers any matters arising from the examination/test as might impair you from properly discharging your duties. You also authorise your own doctor to provide the Company's doctor and/or independent medical practitioner with any relevant extracts from your medical notes.  This clause is without prejudice to your statutory rights, including your rights under the Access to Medical Reports Act 1988

16.5          The fact you may be eligible for Company sick pay or SSP, shall not prevent the Company from terminating your employment for incapacity or any other reason, even if the effect of such termination would result in the loss of sick pay or SSP.

17.                Confidentiality

17.1          You agree that you will not, except in the proper performance of your duties, make use of, or disclose to any person, any of the trade secrets or other confidential information of the Company, or any Group Company, or any care home operator in which the Company or any Group Company owns at least  50% of the shares or other equity securities or voting rights (“Interested Operators”). You will likewise use your best endeavours to prevent the unauthorised publication or disclosure of any such trade secrets or confidential information.

17.2          This restriction shall continue to apply after the termination of your employment without limit in point of time, but both during your employment and after its termination, shall not apply to (a) information ordered to be disclosed by a competent court or tribunal, or otherwise required to be disclosed by law, or (b) to information which becomes available to the public generally, (other than by reason of your breaching this clause), without requiring a significant expenditure of labour skill or money. Nothing in this Agreement, including this clause, will prevent you making a “protected disclosure” within the meaning of the Public Interest Disclosure Act 1998.

17.3          For the purposes of this Agreement confidential information shall include but not be limited to the Company’s or any Group Company’s, or any Interested Operator’s business and marketing plans and strategies; unpublished market research; budgets, management accounts and other confidential financial data; details of employment terms applicable within the Company, any Group Company or any Interested Operator; unpublished data and other information relating to the operating performance of care homes within the portfolios of the Company, any Group Company or any Interested Operator; the personal and sensitive personal data of any resident of a care home within such portfolios; the identity of any companies or other businesses which the Company or any Group Company is targeting as a potential acquisition or for investment, including any list or database containing details of such targets and details of any other business or investment opportunities being considered or due to be considered by the Company or any Group Company; the Company or any Group Company’s investment criteria, underwriting, capital or analytical models or protocols; the content of bids and tenders submitted by the Company or any Group Company or any Interested Operator; the terms of any agreement or arrangement that the Company or any Group Company or any Interested Operator enters into with any third party including suppliers, potential or actual investors, private equity companies or firms and other business partners; details of any litigation to which the Company, any Group Company, or any Interested Operator is a party; any information that the Company, or any Group Company, including HCN may designate as “confidential,” as set forth in any employee handbooks or policies from time to time; and any information or data of a third party which the Company, any Group Company, or any Interested Operator is under an obligation to keep confidential.

18.                Delivery up of the Company's property

18.1          Upon the Company's request at any time, and in any event on the termination of your employment, you will immediately deliver up to the Company, or HCN, or its/their authorised representative, any equipment or property of whatever nature, in your possession or control, which belongs to the Company or any Group Company, or which relates to their business affairs. This includes but is not limited to any office keys or security passes, equipment, credit cards, lists of prospects and targets, computer disks or other computer hardware or software, together with all copies of the same.

18.2          If you have any information relating to the business of the Company or any Group Company which is stored on a computer, laptop computer or other device, which does not belong to the Company, this must be disclosed to the Company and the Company shall be entitled to down load the information and/or supervise its deletion from the computer, laptop or device concerned.

19.                intellectual property

19.1          The parties foresee that you will produce Work Product in the course of your duties under this Agreement and agree that in this respect you have a special obligation to further the interests of the Company

19.2          You shall inform the person to whom you report of the existence of all Work Product immediately on its creation or discovery.

19.3          Subject to the provisions of clause 19.9, when at any time during your employment under this Agreement you create or discover, or participate in the creation of or discovery of any Work Product, that Work Product shall automatically vest in and belong to the Company to the fullest extent permitted by applicable law.

19.4          Subject to the provisions of clause 19.9,  you shall not make any applications for any patents, or other registered rights in respect of any Work Product.

19.5          You now assign (by way of an assignment of present and future rights) to the Company all rights, including but not limited to Intellectual Property Rights, in the Work Product throughout the world for the duration of those rights, including any extensions and renewals and including the right to bring claims for past infringements.

19.6          At the request and expense of the Company you shall do all acts and execute all documents, and will give and supply all information, data, drawings and assistance howsoever that may be required to enable the Company to exploit the Work Product to the Company’s best advantage and shall execute all documents and do all things which may be necessary or desirable to:

(i)            vest the Work Product in the Company (or its nominee) throughout the world;

(ii)           obtain patent, or other registered rights, in the Work Product to be applied for and granted in the name of the Company (or its nominee) throughout the world; and

(iii)          enforce and/or defend any of the Work Product with respect to any third party including providing reasonable co-operation in connection with any pending or future lawsuit arbitration or any similar proceeding.

19.7          You irrevocably appoint the Company to be your attorney in your name and on your behalf to sign, execute or do any such instrument or thing and generally to use your name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this clause 19.

19.8          You undertake to hold on trust for the benefit of the Company any and all Work Product until such time as that Work Product is vested absolutely in the Company.

19.9          Nothing in this clause 19  or in this Agreement shall affect your rights under Sections 39 - 42 Patents Act 1977.

19.10       You waive any moral rights (as provided for by Chapter IV of the Copyright Designs and Patents Act 1988 or any similar law in any jurisdiction to the fullest extent permitted by law) in any Work Product.

19.11       All of the rights and obligations under this clause 19  shall continue in force after termination of this Agreement in respect of all such Work Product made during your employment under this Agreement and shall be binding upon your representatives.

20.                Garden Leave

The Company shall be under no obligation to provide you with work during any period of notice to terminate your employment (or any part thereof), whether given by the Company or by you.  During such period the Company may require you (a) to carry out different duties from your normal duties and/or (b) cease carrying out your duties altogether, or having any business dealings with the Company’s or any Group Company’s employees, suppliers, customers, agents or any Interested Operator and (c) may exclude you from any premises of the Company or any Group Company. You will continue to receive your salary and all contractual benefits provided by your employment.  During such period of notice your duties of loyalty and good faith shall continue to apply and you may not be engaged or employed by, or take up any office or partnership in, any other company, Company or business, or trade on your own account without the Company’s written permission.

21.                Suspension

Quite apart from the right to put you on garden leave set out in clause 20, the Company may suspend you on full pay pending the outcome of a disciplinary investigation or for health reasons.  Whilst on suspension the Company may impose the same conditions as apply to employees on garden leave.

22.                Termination WITHOUT NOTICE

22.1          The Company may terminate your employment without notice and without a payment in lieu of notice in the event that you:

(a)                   are guilty of gross misconduct or breach a fundamental term of your employment. Gross misconduct would include but is not limited to any act of dishonesty committed in relation to your duties, including the submission of false expenses claims; the wilful misuse or disclosure of the Company’s or any Group Company’s or any Interested Operator’s confidential information or other intellectual property; attempts to encourage employees to leave the Company or any Group Company; making disparaging statements in public about the Company, any Group Company, any Interested Operator, or any of their respective officers or employees, save where the statement is a protected, whistle-blowing disclosure within the meaning of the Public Interest Disclosure Act 1998; engaging in any form of sexual, racial or other harassment at work; attending work under the influence of alcohol or controlled drugs, or consuming or supplying controlled drugs and other illegal substances whilst at work; downloading or circulating pornographic or other offensive materials at work or onto equipment owned by the Company or any Group Company; violent, obscene or abusive behaviour towards other employees, or officers of the Company, any Group Company or any Interested Operator; refusing without reasonable excuse to carry out the Company’s or HCN’s instructions; offering or accepting any bribe in connection with the Company’s affairs or those of any Group Company;

(b)                   are in the reasonable view of the Company guilty of gross negligence; or

(c)                   are convicted of a criminal offence (other than one carrying only a non custodial sentence or a driving offence); or

(d)                   are declared insolvent or enter into a composition with your creditors.

22.2          If, as a matter of law, the Company is not entitled to terminate your employment without notice on any of the above grounds, then the Company may terminate your employment on giving the statutory minimum period of notice or (entirely at its discretion) a payment of basic salary in lieu of the same.

22.3          For the avoidance of doubt, if your employment is terminated pursuant to this clause 22, you will no longer be eligible for any discretionary bonus payments in respect of the bonus year in which the relevant act or omission set out in clause 22.1(a)-(d)  occurred.

23.                Restrictions after Termination of Employment

23.1             You agree that you will not, without the written permission of the Company, for a period of  6   months following the termination of your employment (less any period you spend on garden leave pursuant to clause 20), and whether on your own behalf or on behalf of any individual, company, firm, business or other organisation, directly or indirectly:

(a)                 in connection with the carrying on of any business which competes with any business of the Company or any Group Company with which you were involved in the Relevant Period, solicit or endeavour to solicit away from the Company or such Group Company, or any Interested Operator, any investor or Potential Investor, with which investor or Potential Investor you, (or someone reporting directly to you) had business dealings on behalf of the Company or any such Group Company in the Relevant Period, or about whom you are privy to confidential information at the date your employment terminates; or

(b)                in connection with the carrying on of any business which competes with any business of the Company or any Group Company with which you were involved in the Relevant Period, solicit or endeavour to solicit away from the Company or such Group Company, any investment opportunity offered by or in any care home or care home operator, which opportunity came to your attention during your employment with the Company and with which care home or care home operator you, (or someone reporting directly to you) had business dealings on behalf of the Company or any such Group Company in the Relevant Period, or about whom you are privy to confidential information at the date your employment terminates; or

(c)                 in connection with the carrying on of any business which competes with any business of the Company or any Group Company with which you were involved in the Relevant Period, seek to entice away from (i) the Company or any Group Company, any person employed or engaged by the Company or any Group Company, as, or carrying out the functions of, a consultant, independent contractor, director, (both board director and those simply having a director job title), Vice President, Senior Vice President, Executive Vice President, manager, sales representative or other customer-facing member of the sales team, or any other senior employee and (ii) from any Interested Operator, any corporate executive or senior manager, who, in all the above cases in (i) and (ii) is employed or engaged at the date your employment terminates, (or who would have been so employed or engaged had he or she not left due to solicitation on your part in the previous 4 months), and with whom in each case you had business dealings in the course of your employment, during the Relevant Period. This restriction shall apply regardless of whether the solicitation involves a breach of contract on the part of the consultant, independent contractor, director or employee concerned; or

(d)                in connection with the carrying on of any business which competes with any business of the Company or any Group Company with which you were involved in the Relevant Period, seek to employ or engage, or offer to employ or engage (i) any person employed or engaged by the Company or any Group Company, as, or carrying out the functions of, a consultant, independent contractor, director, (both board director and those simply having a director job title), Vice President, Senior Vice President, Executive Vice President, manager, sales representative or other customer-facing member of the sales team, or any other senior employee or (ii) any corporate executive or other senior manager employed or engaged by an Interested Operator, who, in all the above cases in (i) and (ii) is employed or engaged at the date your employment terminates, (or who would have been so employed or engaged had he or she not left due to solicitation on your part in the previous 4 months), and with whom in each case you had business dealings in the course of your employment, during the Relevant Period. This restriction shall apply regardless of whether the solicitation involves a breach of contract on the part of the consultant, independent contractor, director or employee concerned.

23.2          You agree that you will not, without the Company’s written permission, for a period of 6 months following the termination of your employment, less any period you spend on garden leave pursuant to clause 20, be employed or engaged in any part of the business of any Real Estate Investment Trust, or any part of the business of any other company, firm or business, which part competes in the Territory with the Company, or any Group Company, or any Interested Operator with which you have been actively involved in the Relevant Period, in the following competitive activities: (i) the ownership or operation of Health Care Facilities (defined below); (ii) investment in, or lending to, health care related enterprises (including, without limitation, owners or developers of Health Care Facilities); (iii) the management of Health Care Facilities; or (iv) the provision of any planning or development services for Health Care Facilities. “Health Care Facilities” means any senior housing facilities, or facilities used or intended primarily for the delivery of health care services, including, without limitation, any active adult communities, independent living facilities, assisted living facilities, skilled nursing facilities, inpatient rehabilitation facilities, ambulatory surgery centres, medical office buildings, or hospitals of any kind. Nothing in this clause 23.2  shall prevent you from holding up to 3% of the issued shares or securities of any publicly listed company for passive investment purposes.

23.3          You agree that you will not, without the Company’s written permission, for a period of 6 months following the termination of your employment, less any period you spend on garden leave pursuant to clause 20, incorporate or otherwise establish any Real Estate Investment Trust, or any other company, firm or business, which competes, or will in the said 6 months period compete in the Territory with the Company, or any Group Company, or any Interested Operator with which you have been actively involved in the Relevant Period, in the following competitive activities: (i) the ownership or operation of Health Care Facilities (defined above); (ii) investment in, or lending to, health care related enterprises (including, without limitation, owners or developers of Health Care Facilities); (iii) management of Health Care Facilities; or (iv) provision of any planning or development services for Health Care Facilities. Nothing in this clause 23.3  shall prevent you from holding up to 3% of the issued shares or securities of any publicly listed company for passive investment purposes.

23.4          Each of the sub-clauses contained in clause 23  constitutes an entirely separate and independent covenant. If any restriction is held to be invalid or unenforceable by a court of competent jurisdiction, it is intended and understood by the parties that such invalidity or unenforceability will not affect the remaining restrictions or the validity of the rest of the Agreement and that if any such restriction would be valid if some part thereof were deleted, (including some part of any term defined elsewhere in this Agreement), such restrictions shall apply with such deletion(s) as may be necessary to make them effective.

23.5          You acknowledge that:

(a)                   each of the restrictions in clause 23  goes no further than is necessary to protect the legitimate business interests of the Company and any Group Company; and that if you were to breach the said restrictions, the Company and its Group Companies would suffer substantial damage which cannot be adequately compensated in damages; and

(b)                   the Company is entering into this Agreement not only for itself but as trustee for each Group Company and with the intention that the Company and/or any Group Company will be entitled to seek the protection of and enforce each of its restrictions directly against you. If requested to do so by the Company however, you will at any time sign a document with any such Group Company giving effect to the above restrictions.

24.                Disciplinary and Grievance Procedures

24.1          Unless and until the Company produces formal disciplinary and grievance procedures applicable to your position, if you have any grievance relating to your employment you should raise it with the person to whom you report or an appropriate HR representative of HCN. If you wish to appeal against a disciplinary decision affecting you, you should in the first instance notify an appropriate HR representative of HCN who will appoint a senior manager or executive to deal with it. These procedures are non-contractual and may be amended from time to time in the Company’s discretion.

25.                Collective Agreements

There are no collective agreements which directly affect your terms and conditions of employment.

26.                Particulars of Employment

This Agreement includes the particulars of employment required by the Employment Rights Act 1996.

27.                entire agreement

27.1          This Agreement is in substitution for any previous offer letter or contract of employment between the Company and you. You hereby acknowledge and warrant that there are no agreements or arrangements whether written, or oral, or implied between the Company and you relating to your employment by the Company other than those expressly set out in this Agreement and that you are not entering into this Agreement in reliance on any representation not expressly set out herein.

28.                changes

The Company reserves the right to make reasonable amendments to your terms of employment to take account of changes in employment practice, changes in the law and the Company’s operational requirements. Minor amendments will be notified by way of a general notice sent to all employees and unless otherwise set out in the notice, shall take effect from the date of the notice. Other reasonable changes shall take effect after one month’s written notice to you.  For the avoidance of doubt, material changes to location, responsibility or compensation would require employee consent.

29.                Notices

Any notice you are required to give under this Agreement should be handed or sent to the person to whom you report. Any notice the Company is required to give you should be handed to you or sent to your last notified home address or your most recent work email address. These notices will be deemed to have been given on the date of receipt if hand delivered, faxed or emailed and if posted, on the day on which in the ordinary course of post they would be delivered.

30.                third parties

Save as set out in paragraph 23 in relation to Group Companies, no term of this Agreement is enforceable under the Contract (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

31.                Interpretation

31.1          Any reference in this Agreement to:

31.2          any Act or delegated legislation includes any statutory modification or re-enactment of it or the provision referred to;

31.3            “Group Company” means any company which from time to time is a subsidiary or a holding company of the Company, or a subsidiary of such holding company and “subsidiary” and “holding company” have the meanings attributed to them by section 1159 of the Companies Act 2006. For the avoidance of doubt, HCN is a Group Company. The Company and its Group Companies are referred to collectively as “the Group.”

31.4          “Inventions” means any invention, idea, discovery, development, improvement or innovations, whether or not patentable or capable of registration, and whether or not recorded in any medium;

“Intellectual Property Rights” means all intellectual property rights in any part of the world, including any patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software (including object code and source code) and in computer and database technologies, systems, structures and architectures, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (and rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

31.5          The words “include” and “including” and “in particular” shall be construed as being by way of illustration only and shall not limit the generality of the preceding words.

31.6          “Potential Investor” means any person (whether an individual, company, or other business or organisation) with whom, within the Relevant Period, the Company or any Group Company is in negotiations for such person to invest in the Company, or any Group Company, or any Interested Operator, or any target company. It shall not include any such person, who, without direct or indirect solicitation on your part, has notified the Company, relevant Group Company, Interested Operator or target company, that it does not wish to make the said investment;

31.7          “Relevant Period” means the period of 12 months ending with the termination of your employment with the Company

31.8          “Territory” means England and the rest of the UK.

31.9          “Work Product” means any and all Inventions and any other materials, output (whether tangible or intangible), matter, process, analysis, proposals, or work, made, arising, created, developed, discovered, modified or improved by you (whether alone or with others) during the term of this Agreement (whether wholly or partially, and whether or not using any Company or Group Company premises or resources) either:

(a)           in the course of your employment under this Agreement; or

(b)           outside the course of your employment, but the same relates to the business of the Company or any Group Company, or to projects carried out by you on behalf of the Company or any Group Company, or is capable of being used in the business carried on by the Company or any Group Company, and including, without limitation, any original works of authorship, designs, formulas, processes, improvements, compositions of matter, computer software programs, data, information or databases, methods or procedures of any kind.

32.                Governing Law

Your terms of employment with the Company are governed by and construed in accordance with English law and the parties submit to the exclusive jurisdiction of the English Courts.

IN WITNESS WHEREOF this Deed has been executed and delivered as a deed on the date set out above.

EXECUTED as a DEED by HCN UK Management Services Limited

Acting by Erin C. Ibele, a director

/s/ Erin C. Ibele

(Signature of Director)

In the presence of:-

Signature of Witness           /s/ Christine C. Stone

Name of Witness Christine C. Stone

Address of Witness             4500 Dorr Street, Toledo, Ohio 43615

Occupation                           SVP – People and Performance

SIGNED as a DEED by John Goodey

/s/ John Goodey

                                                                                (Signature of Employee)

In the presence of:-

Signature of Witness           /s/ Pierre Szyika

Name of Witness Pierre Szyika

Address of Witness             3 Storehouse Mews, London, E14 8GS

Occupation                           Banker

SCHEDULE 1

Job Description

Title:                       Senior Vice President – International

Reports to:      For an initial period of time, this position will report to the HCN Management Committee.  At the conclusion of such time, the primary reporting reporting accountability will shift to an appropriate Executive Vice President or such other persons as the Company nominates from time to time.  It is possible a secondary reporting accountability will be defined.

The Senior Vice President – International will focus on identifying and managing new opportunities for growth through acquisition and partnership within the United Kingdom and throughout Europe.  Additionally, the role may have accountability for considering investment opportunities in other international markets.  Key responsibilities include:

•         Developing new business relationships within the seniors housing and healthcare sectors

•         Providing oversight for HCN’s portfolio in Europe; partnering with Relationship Investment Teams and other corporate resources as appropriate

•         Managing relationships with potential partners and financial institutions within the UK and throughout Europe

•         Working in partnership with HCN Corporate and HCN UK to develop strategies, make decisions and generate results

•         Providing insight on relevant topics, such as:  the seniors housing and healthcare market landscape, reimbursement trends, government and regulatory issues, foreign exchange and other topics applicable to conducting business in continental Europe

•         Identifying relevant industry forums, thought leaders, consultants, lawyers and other resources important to transacting business in continental Europe

•         Managing HCN resources and team members based in the UK

The successful candidate will have 15+ years of relevant international experience in both healthcare and real estate.  The selected candidate will be based in London, England, and will travel frequently to meet with potential partners in Europe and in other international markets.  At the onset, this individual will spend time in Toledo, Ohio building relationships within the company and learning how the company operates.  Following the initial onboarding period, travel to the US will be expected on a bimonthly or quarterly basis.